Exhibit 10.34

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is dated and made as of December 21, 2017, between GP Strategies Corporation, a Delaware corporation (the “Company”), and Sharon Esposito-Mayer (“Employee”).

BACKGROUND

Employee serves as Executive Vice President and Chief Financial Officer of the Company.

Employee and the Company (formerly known as General Physics Corporation) are parties to the Employment Agreement dated as of September 28, 2007 (together with any amendments, the “Employment Agreement”).

Employee and the Company desire to enter into this Agreement to set forth the parties' agreement as to Employee's entitlements and continuing obligations in connection with her termination of employment with the Company and as a consultant.

AGREEMENT

The Company and the Employee hereby agree as follows:

1.	Separation.

a.The Employment Agreement will expire at 11:59 p.m. on December 31, 2017 (the “Termination Date”), except for those provisions of the Employment Agreement that this Agreement specifies will survive.

b.From November 21, 2017 , Employee will no longer be responsible for the duties of Chief Financial Officer. Until the Termination Date, Employee shall undertake such activities requested by the Company to transfer responsibilities to other Company officers or employees as directed, and to provide reasonable assistance to ensure orderly transition, including assistance required by the Company to address issues arising relating to the Employee’s decisions and responsibilities as Chief Financial Officer, the Company’s financial statements, Securities and Exchange Commission filings or other regulatory requirements and any other issue that may arise or become known during the transition of responsibilities.

c.From the Termination date until the end of the Severance Period (as defined below), the Company may request that the Employee consult or cooperate with the Company on the transition of her responsibilities and certain other matters and resolution of any issues, including any matters relating to the financial statements of the Company during the period in which Employee was Chief Financial Officer. Employee shall make herself reasonably available to perform such duties and provide such cooperation in connection with matters in which Employee was involved or has knowledge as a result of her employment with the Company, including but not limited to testifying in any legal proceedings. The Company shall pay Employee’s reasonable out-of-pocket expenses for her assistance in connection with such matters.

d.After the Termination Date, Employee shall not be, nor represent to anyone that she is, an officer or agent of the Company, unless expressly authorized in writing to do so by an authorized officer of the Company.

e.Employee hereby resigns effective as of the Termination Date from all positions she held as an officer or director of the Company or any of its subsidiaries.

2.
Payments by the Company. Subject to execution, delivery and effectiveness of the release attached as Exhibit A to this Agreement (the “Release”) and Employee’s continued compliance with this Agreement:

a.Through the Termination Date, the Company shall continue paying Employee her current salary and providing all benefits provided as of the date of this Agreement.

b.From the Termination Date through December 31, 2019 (the “Severance Period”), the Company shall pay Employee at her base annual salary rate in effect on the date of this Agreement, payable at such intervals as salaries are paid generally to employees of the Company.

3.	Other Obligations of the Company. Subject to execution, delivery and effectiveness of the Release and Employee’s continued compliance with this Agreement:

a.Vesting of Grants. Any stock option or restricted stock grants with time-based vesting (but not performance-based vesting) that the Company has issued to the Employee will continue to vest in accordance with their existing terms through the end of the Severance Period. Any stock options or restricted stock grants that are unvested at the end of the Severance Period will terminate at the end of the Severance Period.

b.Car. The Company shall make any remaining lease payments with respect to the car leased for Employee’s use and either (i) purchase the car and transfer title to it to Employee at the end of the lease or (ii) pay to Employee the amount that it would have paid to purchase the car, less any turn-in charges. The Company may purchase the car before the end of the lease and transfer title to Employee sooner if it elects to.

c.Benefits Continuation. From the Termination Date until Employee has accepted another position which is eligible to receive benefits, Employee shall continue to be eligible to receive such benefits as Employee was participating in as of the date of this Agreement subject to continued payment of any employee contributions, except that after the Termination Date the Company will not provide salary continuation, short-term disability, long-term disability or executive life insurance coverage but the Company will pay Employee $229.46 per month, which represents the approximate amount of the Company’s contribution to the cost of such benefits when it provides them to employees. (Such amount will be adjusted if the Company changes its payroll frequency so that the Employee receives the same amount through the end of the Severance Period.) After the Termination Date Employee will not be eligible for 401(k) or Health Savings Account matching contributions, but the Company will pay Employee $600.00 per month as an agreed estimate of lost employer 401(k) matching contributions.

d.Outplacement Assistance. The Company shall purchase executive outplacement assistance for the use and benefit of Employee.

4.	Continuing Provisions of the Employment Agreement. Sections 7, 8 and 20 of the Employment Agreement will continue in effect after the Termination Date.

5.
Company Property. Before the Termination Date, Employee shall return to the Company all Company, client and vendor property in Employee’s possession. This includes, but is not limited to, any computer equipment, mobile phones, computer programs and electronic files, any storage media, security cards and keys, and any items developed by Employee and/or obtained by Employee or on Employee’s behalf, directly or indirectly, in connection with Employee’s employment with the Company. However, after removal of any Company information and software, the Company shall transfer ownership to the Employee of the laptop computer, iPhone and cellular telephone number issued to her by the Company.

6.
Non-Compete. Through June 30, 2018, Employee shall not compete with or Participate In any other business or organization which competes with the Company with respect to any product or service sold by the Company within the 24 months preceding the Termination Date. The term “Participate In” shall mean:  “directly or indirectly, for her own benefit or for, with, or through any other person, firm, or corporation, own (other than the ownership of not more than 1% of the outstanding common stock of a corporation, if, at the time of its acquisition, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange), manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of her name in.”

7.
Non-Solicitation. Through December 31, 2018, Employee shall not directly or indirectly solicit or interfere with, encourage to leave the Company, or attempt to entice away from the Company any of its suppliers, customers, or employees or directly or indirectly employ any person who, at any time within 90 days prior to such action, was an employee of the Company.

8.
Obligations Regarding Section 16 Reporting. Employee will have all responsibility for Section 16 compliance under the Securities Exchange Act of 1934 until the expiration of her obligations thereunder. The Company will not have any responsibility or liability with respect to any failure to file (or delinquent filing of) a Form 4 or 5, any violation of Section 16(a) of the Securities Exchange Act of 1934 or any short swing profits” under Section 16(b) of that Act. Until the expiration of Employee’s filing obligations under Section 16 of the Securities Exchange Act, Employee shall comply with the Company’s Insider Trading Policy, including pre-approval requirements.

9.	General Release of Claims. The Company’s obligations under Section 2 and Section 3 are conditional on Employee’s delivery of a signed copy of the Release no later than December 31, 2017.

10.
No Disparagement or Encouragement of Claims. Employee shall not, nor will she cause anyone else to, make any statement or issue any communication that disparages, criticizes or otherwise reflects adversely on or encourages any adverse action against the Company or any other Releasee (as defined in the Release). The Company shall not, nor will it cause anyone else to, make any statement or issue any communication that disparages, criticizes or otherwise reflects adversely on or encourages any adverse action against the Employee. The parties do not intend for this section to prevent any person from testifying truthfully under oath pursuant to lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

11.
CEO Recommendation. The Company’s CEO will provide a letter of recommendation for Employee that is reasonably satisfactory to the Company and Employee. A draft of the letter will be provided for the Employee’s review on or before January 31, 2018.

12.
Remedies and Enforcement. The Employee acknowledges that a breach on her part of the terms of Section 4, 6 or 7 of this Agreement could cause irreparable damage to the Company and that monetary damages will not provide an adequate remedy to the Company. The Company will be entitled to enforce the terms herein in court and seek any and all remedies available to it in equity and law, including, but not limited to, injunctive relief, without the posting of any bond or other security. The parties agree that the prevailing party in any action related to enforcement of such provisions will be entitled to reimbursement from the non-prevailing party for attorneys’ fees and costs incurred related to such action. It is the intent of the parties that if any of these provisions, or any part thereof, is construed to be illegal, invalid or unenforceable, the same shall not affect the remainder of such covenant or any other covenants. Employee and the Company desire and authorize a court of competent jurisdiction to modify any of these provisions to the extent necessary to make it legal, valid, and enforceable.

13.
Tax Matters. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

14.	Miscellaneous.

a.The laws of the State of Maryland will govern the construction, interpretation and enforcement of this Agreement.

b.This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

c.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic transmission of this Agreement shall be deemed an original.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Agreement as of the date first written above.

GP STRATEGIES CORPORATION

By:	/s/ Scott Greenberg	/s/ Sharon Esposito-Mayer
	Scott Greenberg	Sharon Esposito-Mayer
Chief Executive Officer

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE

This General Release (this “Release”) is entered into by GP Strategies Corporation (the “Company”) and Sharon Esposito-Mayer (“Employee”).

Under the Separation Agreement, dated December 21, between the Company and Employee (the “Separation Agreement”), certain of the Company’s obligations are conditioned on execution, delivery and effectiveness of this Release.

In consideration of the parties’ continuing obligations under the Separation Agreement and under this Release, the parties agree as follows:

1.
Employee hereby releases the Company from any and all known or unknown claims, causes of action, liability, and/or damages arising out of or relating to her employment with the Company and/or the termination of that employment, to the greatest extent permitted under applicable law. By signing this Release, Employee is waiving any such claims that she has or may have against the Company, its directors, officers, employees, agents, successors and assigns, and all other related or affiliated persons, companies or entities (“Releasees”). This includes all claims, rights, and/or obligations arising under any federal, state or local laws pertaining to employment, including but not limited to all employment discrimination laws, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the National Labor Relations Act, and any and all other federal, state and local statutes, cases, authorities or laws (including common law) providing a cause of action that may be the subject of a release under applicable law, including but not limited to claims of wrongful termination, retaliation, harassment, discrimination, defamation, intentional infliction of emotional distress, breach of contract, fraud, negligence, and any other contract or tort claims. THIS IS A GENERAL RELEASE OF CLAIMS. Nothing in this Release shall be construed to waive any claims or rights that may not be waived as a matter of law.

2.
Employee and the Company agree that this Release shall not affect the rights and responsibilities of the United States Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Employee’s right to file a charge or participate in an investigation or proceeding conducted by the EEOC or any other Fair Employment Practices agency. Employee further agrees that she knowingly and voluntarily waives all rights or claims that arose prior to Employee’s execution of this Release, as well as any right Employee may have to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC or any other Fair Employment Practices agency. This Release does not waive any rights or claims that may arise after the date the waiver is executed. Furthermore, nothing in this Release will affect the ability of either party to enforce rights or entitlements specifically provided for under this Release.

3.
By signing this Release, Employee acknowledges and agrees that: (a) except for the payments specifically described in Section 2 of the Separation Agreement, Employee is not entitled to any other or further compensation, wages, bonuses, or payments of any kind from the Company; and (b) other than as described in Section 3 of the Separation Agreement and any rights Employee may have under COBRA, Employee has no further right to participate in any Company benefit plan. The Company confirms that nothing in this Release shall in any way change or diminish the Employee’s right to indemnification under Section 20 of her employment agreement.

4.
Employee represents that Employee (a) has suffered no injuries or occupational diseases arising out of or in connection with Employee’s employment with the Company that have not previously been reported in writing to the Company; (b) has received all leave to which she was entitled, if any, under the Family and Medical Leave Act of 1993 (“FMLA”) and any applicable state or local leave laws; (c) is not aware of any facts or circumstances constituting a violation of the FMLA, and/or the Fair Labor Standards Act or any state or local laws pertaining to the payment of wages; and (d) has not filed any claims, suits, or other actions against the Company prior to the date of Employee’s execution of this Release, and no such actions have been filed on Employee’s behalf.

5.
This Release, its contents, and all information pertaining to any employment termination discussions and the execution of this Release are to remain confidential, and Employee shall not disclose this Release or its contents to any person, other than Employee’s spouse or significant other, and/or Employee’s legal or tax advisor, unless compelled by legal process or permitted by any applicable whistleblower or similar law.

6.
Employee acknowledges that Employee (a) has been given 21 days from receipt of this Release to consider Employee’s decision to sign it and (b) understands that she has the right to consult with an attorney before signing this Release. Employee represents that she has done so to the extent that she deemed it necessary or appropriate.

7.
Employee understands that she may revoke this Release for up to and including 5 business days after she signs this Release and this Release shall not become effective until the 5th business day after it has been signed by Employee (the “Effective Date”). Any revocation must be in writing and delivered to Kenneth L. Crawford, General Counsel, GP Strategies Corporation, 70 Corporate Center, 11000 Broken Land Parkway, Suite 200, Columbia, Maryland 21044.

The parties have signed this Release on the dates indicated below.

/s/ Sharon Esposito-Mayer
Sharon Esposito-Mayer
Date:	December 28, 2017

GP STRATEGIES CORPORATION

By:	/s/ Scott Greenberg
Scott Greenberg, Chief Executive Officer
Date:	December 21, 2017